Exhibit 10.2

INCENTIVE AWARD AGREEMENT

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, made as of November 14, 2014, by and between Intersections Inc. (the “Corporation”) and Michael Stanfield (the “Holder”).

WHEREAS, the Corporation has established the 2014 Stock Incentive Plan (the “Plan”) pursuant to which shares of the Corporation’s common stock, par value $.01 per share (“Shares”), may be awarded to employees, directors, consultants and independent contractors of the Corporation and its Subsidiaries; and

WHEREAS, the Corporation has granted to the Holder a restricted stock award pursuant to the Plan; and

WHEREAS, it is intended that this Agreement shall set forth the terms, conditions and restrictions imposed with respect to said restricted stock award;

NOW, THEREFORE, the parties hereto agree as follows:

1.           Restricted Stock Award.

(a)           Pursuant to the Plan, the Holder has been awarded on the date hereof (the “Award Date”), a restricted stock award with respect to 400,000 Shares (the “Restricted Stock Award”), subject to the terms, conditions and restrictions set forth in the Plan and in this Agreement.  The purchase price for the Shares subject to the Restricted Stock Award shall be $0.01 per Share, payable in cash, or by check to the order of the Corporation, within 30 days after the Award Date.

(b)           The Restricted Stock Award and this Agreement are subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference.  Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.           Vesting and Restrictions.  Restrictions shall be imposed on a transfer of the Shares issued pursuant to the Restricted Stock Award, and such Shares shall be subject to risk of forfeiture, as follows:

(a)           Subject to Section 2(b) below and except as otherwise provided pursuant to the acceleration provisions of the Plan, the Shares issued pursuant to the Restricted Stock Award shall become vested, and the restrictions with respect to such Shares shall lapse, in twelve (12) equal installments on the last day of each calendar quarter (each, a “Vesting Date”) starting December 31, 2014; provided the Holder remains continuously employed by or providing services to the Corporation or a Subsidiary from the Award Date through and including each such respective Vesting Date.

(b)           Notwithstanding Section 2(a) or anything else in this Agreement to the contrary, in the event of the Holder’s death, Disability, termination of employment by the Corporation without Cause or the Holder’s termination of employment on account of a resignation for Good Reason, all of the Holder’s outstanding and unvested Shares subject to the Restricted Stock Award shall immediately vest and the restrictions with respect to such Shares shall lapse.

(c)           Restrictions shall be imposed on any transfer of the Shares subject to the Restricted Stock Award until such time as the Shares shall become vested in accordance with this Section 2.  Except as provided in Section 2(b), if the Holder’s employment or service with the Corporation and its Subsidiaries terminates prior to the date on which the Shares subject to the Restricted Stock Award become vested, any Shares (and any dividends, distributions and adjustments with respect thereto) which were not theretofore vested shall be forfeited and the purchase price paid therefor shall be returned to the Holder.  No further compensation shall be due to the Holder with respect to such Shares and the Holder shall have no rights with respect to such Shares.  Any other applicable restrictions or conditions under the requirements of any stock exchange upon which the Shares issued pursuant to the Restricted Stock Award or shares of the same class are then listed, and under any securities law applicable to such Shares, shall be imposed.  Unvested Shares may not be transferred in any manner.

3.           Stockholder Rights.  Except to the extent of the restrictions set forth in Section 2, the Holder shall have all the rights and privileges of a beneficial and record owner with respect to the Shares issued pursuant to the Restricted Stock Award; provided, however, that (i) any stock certificate or certificates representing such Shares shall be retained by the Corporation for the Holder’s account until such Shares become vested and (ii) dividends, distributions and adjustments with respect to such Shares shall be subject to the same restrictions and risk of forfeiture as are imposed on the Shares, and shall be retained by the Corporation for the Holder’s account and for delivery to the Holder, together with the stock certificate or certificates representing such Shares, if, as and when such Shares become vested.

4.           Restrictive Legend.  Any certificate representing Shares issued pursuant to the Restricted Stock Award shall bear a legend making appropriate references to the restrictions imposed by this Agreement.  At such time as Shares become vested pursuant to this Agreement, a new certificate representing such Shares shall be issued (in substitution for the prior certificate) which shall, if applicable, bear a legend making appropriate references to any restrictions imposed by stock exchange and/or securities law requirements.  Notwithstanding any other provision of this Agreement or the Plan to the contrary, in lieu of issuing one or more stock certificates representing Shares, record ownership of the Shares issued pursuant to the Restricted Stock Award in the name of the Holder may, in the sole discretion of the Corporation, be evidenced by appropriate entry in the Corporation’s stock ownership records, in which case the Holder may receive a certificate or certificates representing such Shares only by written request to the Corporation.

5.           Holder Bound by the Plan.  The Holder hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, including, without limitation, the Corporation’s and Subsidiaries’ tax withholding rights with respect to the Restricted Stock Award and the Shares issued pursuant thereto.  A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Agreement and of the Plan shall be final.  The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

6.           Section 83(b) Election. The Holder hereby acknowledges that he may file an election pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Shares (less any purchase price paid for the Shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of the Restricted Stock Award. The Holder has been advised to seek the advice of his own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock Award under federal, state, and any other laws that may be applicable. The Corporation and its affiliates and agents have not and are not providing any tax advice to the Holder.  The Holder shall notify the Corporation within ten (10) days of making any such election.

7.           Compliance with Section 409A.  This Agreement and the Plan provisions that apply to this Award are intended to either be exempt from or avoid taxation under Section 409A of the Code.  The Plan and this Agreement shall be interpreted in accordance with the foregoing.  The Holder acknowledges that the Corporation has made no representations as to the tax consequences under Section 409A or otherwise of the compensation and benefits provided hereunder and the Holder has been advised to obtain his own tax advice.  Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A. For all purposes under this Agreement, any iteration of the word “termination” (e.g. “terminated”) with respect to the Holder’s employment, shall mean a separation from service within the meaning of Section 409A and the regulations thereunder.  If any payments or benefits under this Agreement, constitute “nonqualified deferred compensation” subject to Section 409A at the date of the Holder’s termination of employment, then such payment, to the extent required under Section 409A, shall be made six months and one day after the Holder’s “separation from service” as defined in Section 409A(a)(2)(A)(i) (or if earlier the date of the Holder’s death), if the Holder is a “specified employee” as defined in Section 409A(a)(2)(B)(i) and as reasonably determined in good faith by the Corporation.

8.           Modification of Agreement.  This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto; provided, however, that this Agreement may be amended without the consent of the Holder  if such amendment is not adverse in any material respect to the Holder or to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code.

9.           No Right to an Employment Relationship.  The Holder understands and acknowledges that this Agreement is not a contract for employment or service with the Corporation and/or any of its Subsidiaries, and nothing contained herein shall be construed as giving the Holder any right to be retained as an employee of, or provide service to, the Corporation and/or any of its Subsidiaries or affiliates for any period of time.

10.           Severability.  Each provision of this Agreement is intended to be severable.  If any provision of this Agreement shall be invalid or unenforceable to any extent or in any application, the remaining provisions of this Agreement shall not be affected thereby and shall continue in effect and application to the fullest extent in accordance with their terms.

11.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of  Delaware, without giving effect to the principles of conflict of laws.

12.           Successors in Interest.  This Agreement shall inure to the benefit of, and be binding on, the Corporation and its successors and assigns.  This Agreement shall inure to the benefit of, and be binding on, the Holder and the Holder’s legal representatives.   All obligations imposed upon the Holder and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Holder’s heirs, executors and administrators.  This Agreement shall not be assignable by the Holder.

13.           Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic mail, any one of which shall constitute an original of this Agreement.  When counterparts or facsimile or electronic mail copies have been executed by all parties hereto, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals.  The parties agree that all such signatures may be transferred to a single document upon the request of any party.  This Agreement shall not be binding unless and until it shall be fully executed and delivered by all parties hereto.  In the event that this Agreement is executed and delivered by way of facsimile transmission or electronic mail, each party delivering a facsimile or electronic mail counterpart shall promptly deliver an ink-signed original counterpart of the Agreement to the other party by overnight courier service; provided that the failure of a party to deliver an ink-signed original counterpart shall not in any way effect the validity, enforceability or binding effect of a counterpart executed and delivered by facsimile transmission or electronic mail.

14.           Defined Terms.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a)           “Cause” shall mean that the Holder: (i) has been convicted of, or entered a plea of nolo contendre to, a misdemeanor involving moral turpitude or any felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, fraud, gross negligence or willful misconduct; (iii) has engaged in conduct that violated the Corporation’s then existing internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of the Corporation or any of its Subsidiaries; or (iv) after written notice to the Holder and a reasonable opportunity of at least thirty (30) days to cure, the Holder shall continue (x) to be in material breach of the terms of his employment agreement with the Corporation; (y) to fail or refuse to attend to the material duties and responsibilities reasonably assigned to him by the Board of Directors consistent with his authority, position and responsibilities on the date hereof; or (z) to be absent excessively for reasons unrelated to disability.

(b)           “Disability” shall mean that the Holder is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the service provider’s employer.

(c)           “Good Reason” shall mean one or more of the following without the Holder’s written consent: (i) a material diminution of the Holder’s base salary; (ii) a material diminution in the Holder’s authority, duties or responsibilities; (iii) the Holder no longer reports directly to the Board of Directors of the Corporation; (iv) the relocation of the Holder’s principal office to a location outside a thirty (30) mile radius from the Corporation’s present Chantilly, Virginia location or (v) any other action or inaction that constitutes a material breach of the terms of the Holder’s employment agreement with the Corporation, provided, however, that none of the events described herein will constitute good reason unless the Holder has first provided written notice to the Corporation of the occurrence of the applicable event(s) within ninety (90) days of the initial existence of such event and the Corporation fails to cure such event within thirty (30) days after its receipt of such written notice and, if uncured, the termination is effective as of the end of such cure period.

15.           Conflicts.  This Agreement remains subject to the terms of the Plan.  To the extent of any conflict between this Agreement and the Plan, the Plan shall control; provided, however, that the Agreement may impose greater restrictions on, or grant lesser rights to, the Holder than the Plan.

16.           Entire Agreement.  This Agreement, together with the Plan, constitutes the entire agreement between the parties hereto with respect to the Restricted Stock Award.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
Name:	Ronald L. Barden
Title:	Chief Financial Officer

/s/ Michael Stanfield
Michael Stanfield